November 20, 1996

Mr. Eric Furman
60 Riverside Drive
Ridgefield, CT 06877

Dear Eric:

      This agreement will serve to confirm the terms and conditions under which we are accepting your resignation as Corporate Controller and Chief Accounting Officer.

      1. Resignations. Effective immediately you are resigning as Corporate Controller and Chief Accounting Officer and any other officerships or directorships of Micro Warehouse, Inc. or any of its affiliates, sister companies or subsidiaries (hereinafter "the Company"). You are not resigning your employment with the Company, which shall continue, subject to the provisions of this agreement, until June 30, 1997 (hereinafter "the Termination Date").

      2. Employment Agreement. Any employment agreement with the Company, whether written or oral, except for the agreement set forth herein is terminated. Through June 30, 1997 you shall be paid your current salary and receive all benefits generally provided to all employees of the Company. All of the Company's employment policies will be applicable to you. You shall not be eligible to receive any 1996 or 1997 bonus notwithstanding the possibility that other comparably compensated employees might receive bonuses attributable to either of said years.

      3. Duties. Your duties shall include support of any task force or related efforts in connection with the preparation of the Company's restated financial information and support of the Company's preparation and filing of its Form 10-K, Annual Report, Proxy and related materials and you shall report to Chip Lacy,

President and Chief Executive Officer. You shall additionally perform such other duties as he shall require of you from time to


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

time. It is not anticipated that you shall be required to perform these duties on any Micro Warehouse, Inc. premises; however, it may be necessary from time to time for you to meet with Micro Warehouse employees or advisors and you shall make yourself available to do so during normal business hours.

      4. Stock Options. Schedule B-1 sets forth, inter alia, stock options already granted to you and which have already vested which may be exercised by you on or prior to December 31, 1997. Schedule B-1 also sets forth stock options granted to you which as of November 20, 1996 have not yet vested. We confirm that we will not forfeit these options but will deem these options vested as of June 30, 1997 and they may be exercised by you on or prior to December 31, 1997. Said Schedule B-1 also describes all other stock options granted to you which will be deemed forfeited and of no further force and effect. You will not be eligible to receive any further stock options or otherwise participate in any deferred compensation programs notwithstanding the possibility that the Company might provide the same participation to other comparably compensated employees.

      5. Indemnification. We confirm that , as our former Corporate Controller and Chief Accounting Officer, you shall continue to be entitled to indemnification pursuant to our Articles of Incorporation and By Laws currently in effect. If requested by us in connection with any advance made pursuant to your indemnification right, you shall undertake in a manner satisfactory to us to repay any amounts advanced if it shall ultimately be determined by a final order of court that you are not entitled to be indemnified by us pursuant to applicable law.

      6. Release.

            (a) As consideration for the Company to enter into this agreement and as consideration for the covenants contained herein, subject to the immediately following sentence, you irrevocably and unconditionally release, remit, acquit and forever discharge the Company, its officers, directors, shareholders,


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

agents, employees, representatives, attorneys, parents, divisions, subsidiaries, affiliates, related companies or entities, successors and assigns and the officers, executives, directors, shareholders, agents and employees of any and all of the Company's parents, divisions, subsidiaries, affiliates, related companies or entities, successors or entities (separately or collectively, the "Released Parties"), jointly and individually, from any and all claims, charges, complaints, expenses and causes of action of any nature or kind whatsoever, known or unknown, which you, your heirs, successors or assigns have or may have against the Released Parties based upon, related to or arising out of your employment with the Company through the date hereof, including, but not limited to, claims, charges, complaints, liabilities, losses, obligations, demands, damages, costs, expenses and causes of action relating to the terms, conditions, commencement, duration or termination of your employment, or claims of discrimination under any federal, state or local law, rule, regulation or common law, whether such claims are past or present, whether they arise from equity, common law or statute, and whether they arise from labor laws or discrimination laws, such as the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.1981, the Equal Pay Act, as amended, the Americans with Disabilities Act, or any other federal, state or local law, rule or regulation. This release is intended to cover all possible relief, including, but not limited to, reinstatement, wages, back pay, front pay, vacation pay, bonuses or incentive compensation, supplemental or other retirement benefits, perquisites, compensatory damages, punitive damages, damages for pain or suffering, and attorneys' fees, provided, however, that nothing in this agreement will limit or otherwise affect any right you may have to indemnification under the Company's Articles of Incorporation, By Laws or any insurance policy in effect as of the termination of your employment with the Company. In addition, if the Company complies with its obligations hereunder, you agree you will not be entitled to any benefit from any claim or proceeding filed by you or on your behalf with any agency or court which is within the scope of this agreement or which goes to the validity of any provision of this agreement.


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

            (b) Effective as of the Termination Date, the releases provided for in Paragraph 6(a) will, without further action, be automatically extended to cover all acts, failures to act and other events (other than any breach of this agreement by the Company) occurring between the date hereof and such date.

            (c) The releases under this Paragraph 6 are intended to cover all possible rights, obligations and liabilities, including any such rights, obligations or liabilities based upon, relating to or arising from any claim which goes to the validity of any provision of this agreement, other than a claim for any breach of this agreement.

            (d) You acknowledge that you have been given a period of at least 21 days to review and consider this agreement before signing it, and that you understand that you may use as much of the 21-day period as you wish prior to signing.

      7. Covenant Not to Compete. In consideration for the Company's undertakings described in this agreement, you hereby covenant and agree that for a period of nine (9) months subsequent to the Termination Date (the "Non-Compete Period"), you shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent you from (a) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if your services are restricted to employment in such other lines of business; or (b) acquiring the securities of or an


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

interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than one percent (1%) of any class or type of securities of, or interest in, such Business. The term "Competitive Business" shall mean and include any business or activity that sells to end users (whether commercial or consumer) by any direct response method or technique including but not limited to catalog mailings, outbound telemarketing and space advertising personal computers, software, accessories, peripherals and other related products regardless of where such Competitive Business is located. The businesses or activities included within this definition shall be those conducted by the Company at any time on or prior to the Termination Date.

      8. Confidential Information. You acknowledge that the Company would be damaged if your knowledge with respect to the business of the Company was disclosed to or utilized by parties other than the Company. Accordingly, you covenant and agree that you will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by you and relates to such matters as budget and forecasts, customer mailing lists, data base management techniques, pricing and credit techniques, marketing techniques, research and development activities, sources of product, and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by


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

the Company or others, information required by law to be disclosed or information learned by you from third parties without restrictions on disclosure.

      9. Assignment. This agreement is not assignable, except that the Company may assign it to any successor of substantially all of the Company's business or assets. This agreement will be binding upon, and inure to the benefit of, the parties and their successors and assigns.

      10. Partial Invalidity. If any provision of this agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force without being impaired or invalidated in any way.

      11. Governing Law. This agreement will be governed by the laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof.

      12. Entire Agreement. This agreement reflects the complete agreement between the parties with respect to the subject matter hereof, and there are no written or oral understandings, promises or agreements directly or indirectly related to this letter agreement or the subject matter hereof that are not incorporated herein.

      13. Revocation Period. For a period of seven (7) calendar days following your execution of this agreement, you may revoke this agreement. This agreement will not become effective or enforceable to release any claims or rights which you may have under the Age Discrimination in Employment Act until this revocation period has expired. This agreement also will not become effective or enforceable with respect to any obligations that the Company may have hereunder until this revocation period has expired. You acknowledge and agree that if the Company satisfies any obligations hereunder that otherwise would have arisen during this revocation period as soon as practicable after the revocation period has expired, such action will constitute


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

timely satisfaction of such obligations hereunder. You also acknowledge and agree that the benefits to you of the covenants contained herein, including, but not limited to, payments hereunder, are provided to you in exchange for the promises in this agreement, are not normally available under Company policy or practice to employees whose employment is terminated and provide for the payments of amounts to which you would not otherwise be entitled.


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

      14. Confidentiality and Intent to be Bound. The terms and conditions of this agreement are confidential and must not be disclosed to any person other than those who must perform tasks to effect the agreement. Notwithstanding the foregoing, the Company and you may disclose any term of this agreement to comply with applicable law. In addition, nothing contained herein shall be construed to prohibit either party from disclosing the terms and conditions of this agreement to its attorneys, accountants or bookkeepers or to any other person with whom a fiduciary relationship has been established. Both parties have read this agreement, have had the opportunity to consult with counsel, fully understand the agreement's terms and conditions, and enter this agreement freely, voluntarily and intending to be legally bound hereby.

      15. Enforcement of Agreement; Liquidated Damages. You hereby acknowledge and agree that your obligations under Paragraph 7 are a material part of the consideration for this agreement and for the payments from the Company to you under Paragraph 2, that your failure to satisfy any of such obligations could cause irreparable harm to the Company and that the damages caused by such failure would be uncertain and difficult to measure. You further acknowledge and agree that the Company may seek injunctive relief to prevent your failure or further failure to satisfy any of such obligations, in addition to all other rights, remedies and claims that it may have under this agreement, at law or in equity. You also acknowledge and agree that, if you fail to satisfy any of your obligations under Paragraph 7, the Company will be entitled to receive as liquidated damages for such failure recovery of any amounts paid to you under this agreement after such failure, any amounts that you may have earned or received as a result of or in connection with such failure, and all costs and expenses, including fees and disbursements of counsel and other costs thereof, incurred by the Company in connection with the enforcement of such obligations.

      16. No Waiver. No failure on the part of either party at any time to require the performance by the other party of any term


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

hereof shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term hereof shall be taken or held to be a waiver of any other term hereof or the breach thereof.

      17. COBRA Benefits. You acknowledge that the Company will have no obligation to pay directly or reimburse you for any COBRA payments due subsequent to the Termination Date.

      If you agree to and accept the terms and conditions of this agreement, please sign both copies hereof in the space provided below, retain one copy for your records and return the other copy to the undersigned.

                                       Very truly yours,

                                       MICRO WAREHOUSE, INC.


                                       By: __________________________________
                                       Name:  Linwood A. Lacy, Jr.
                                       Title: President & Chief Executive
                                              Officer

Agreed to and accepted on the
date first above written:


_________________________________
Eric Furman
Date Signed:  November __, 1996


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

                                 SCHEDULE B-1 TO
                        LETTER AGREEMENT WITH ERIC FURMAN
                          DATED AS OF NOVEMBER 20, 1996

Stock options already granted to you and already vested which may be exercised pursuant to Paragraph 4 on or prior to December 31, 1997:

1. 1,250 options @ $9.00 granted 12/10/92 per agreement dated 1/30/93 (copy attached).

2. 2,250 options @ $9.78 granted 1/13/93 per agreement dated 1/30/93 (copy attached).

3. 1,200 options @ $11.38 granted 6/21/93 per agreement dated 8/2/93 (copy attached).

4. 5,000 options @ $31.00 granted 10/25/94 per agreement dated 1/10/95 (copy attached).

5. 3,399 options @ $30.125 granted 1/19/95 per agreement dated 2/10/95 (copy attached).

6. 1,250 options @ $44.50 granted 10/31/95 per agreement dated 11/6/95 (copy attached).

Stock options already granted to you, not vested as of 11/20/96, which shall be deemed vested as of June 30, 1997 and available for exercise pursuant to Paragraph 4 on or prior to December 31, 1997:

1.    1,250 options @ $9.00 granted 12/10/92 per agreement dated 1/30/93.

2.    2,250 options @ $9.78 granted 1/13/93 per agreement dated 1/30/93.

3.    1,500 options @ $11.38 granted 6/21/93 per agreement dated


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

      8/2/93.

4. 1,500 options @ $32.00 granted 1/19/96 per agreement dated 2/9/96 (copy attached).

                            (continued on next page)


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

Schedule B-1
to Letter Agreement with
Eric Furman Dated as of
November 20, 1996
Page 2

Stock options deemed forfeited and of no further force and effect subject to Paragraph 4:

1.    1,800 options @ $11.38 granted 6/21/93 per agreement dated 8/2/93.

2.    5,000 options @ $31.00 granted 10/25/94 per agreement dated 1/10/95.

3.    3,750 options @ $44.50 granted 10/31/95 per agreement dated 11/6/95.

4.    1,500 options @ $32.00 granted 1/19/96 per agreement dated 2/9/96.


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